Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Current Report on Form 8-K/A of Plug Power Inc. dated June 18, 2007 of our report dated March 9, 2007, except as to Notes 12 and 13, which are as of June 12, 2007, related to the consolidated balance sheet of Cellex Power Products, Inc. at December 31, 2006 and the consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year then ended.

/s/ DELOITTE & TOUCHE LLP

Vancouver, Canada
June 18, 2007